News From

Buena, NJ 08310

Release Date: May 9, 2008	Exhibit 99.3

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI, INC. RECEIVES NOTICE FROM AMEX OF NON-COMPLIANCE

BUENA, NJ May 9, 2008 - IGI, INC. (AMEX: IG) a premier provider of topical formulation development, analytical, manufacturing and packaging services announces notice from the American Stock Exchange ("AMEX") of non-compliance.

On May 6, 2008, the Company received notice from the American Stock Exchange (AMEX) Staff indicating that the Company does not meet one of AMEX's continued listing standards as set forth in Part 10 of the AMEX Company Guide and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, the Company is not in compliance with Section 1003(a)(iii) of the Company Guide because the Company has stockholders' equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years. The Company's stockholders' equity as reported on its Form 10-KSB for the year ended December 31, 2007 was $4,140,000 and the Company has reported net losses for the 2007, 2006, 2005, 2004 and 2003 fiscal years.

The Company has been afforded the opportunity to submit a plan of compliance to AMEX by June 6, 2008 advising AMEX of the actions it has taken, or will take, to bring the Company into compliance with the continued listing standards described above by May 6, 2009. The Company will be subjected to periodic review by AMEX Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX. The Company fully intends to submit a compliance plan to the AMEX Staff in a timely manner which will outline its intended actions to regain compliance.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® micro-vesicular delivery technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, controlled and sustained release as well as improved stability and greater ease of formulation.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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